Exhibit (a)(4)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES

CONFIRMING ELECTION TO WITHDRAW FROM

THE INDEPENDENT BANK CORPORATION

STOCK OPTION EXCHANGE PROGRAM

You have elected not to exchange your Eligible Options pursuant to the Independent Bank Corporation Stock Option Exchange Program.

Your election not to exchange means:

1.   Your eligible options will remain outstanding until they are exercised or cancelled or they expire by their original terms;

2.   Your eligible options will retain their current exercise price;

3.   Your eligible options will retain their current vesting schedule; and

4.   Your eligible options will retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant, except that, as explained in the Offer to Exchange, the future tax treatment of any eligible options that you hold that are incentive stock options may be affected by the Stock Option Exchange Program.

If this is not your intent, please deliver to IBC a new Election Form, which must be received before the offer expires. The offer is scheduled to expire at 11:59 p.m. Eastern Time on Monday, March 29, 2010. If you wish to change your election, your new election must be received prior to the expiration of the offer.

If you have questions, please telephone or email Mike Steele at 616-522-1783, or via email at msteele@ibcp.com.